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EXHIBIT 21.1     SUBSIDIARIES OF THE REGISTRANT


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
                                                Jurisdiction of        % of Voting
                                                Incorporation or       Securities
Name of Corporation                               Organization            Held
- -------------------                               ------------            ----
Consolidated subsidiaries

The Amalgamated Sugar Company                   Utah                      100
  DRC Leasing Company                           Idaho                     100

Valcor, Inc.                                    Delaware                  100
  Medite Corporation                            Delaware                  100
    Medford International Holdings              Republic of Ireland       100
      Medite of Europe Limited                  Republic of Ireland       100
    Medite Timber Acquisitions Corporation      Delaware                  100
  National Cabinet Lock, Inc.                   Delaware                  100
    Waterloo Furniture Components Limited       Canada                    100
      National Cabinet Lock of Canada Inc.      Canada                    100
  Sybra, Inc.                                   Michigan                  100

Other
  Valmont Insurance Company                     Vermont                   100
    New England Insurance Services Company      Vermont                   100
  Impex Realty Holding, Inc.                    Delaware                  100
  Medco FSC, Inc.                               U.S. Virgin Islands       100

Unconsolidated affiliates

NL Industries, Inc.                             New Jersey                 49*
Tremont Corporation                             Delaware                   48
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* Tremont holds an additional 18% of NL's voting securities.